UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDED CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2006

NEW MEXICO SOFTWARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	333-112781	91-1287406
(State or jurisdiction	(Commission	(I.R.S. Employer
of incorporation or	File	Identification Number)
organization)	Number)

5021 Indian School Road, Suite 100

Albuquerque, New Mexico 87110

(Address of principal executive offices)

505-255-1999

(Registrant's telephone number, including area code)

NMXS.COM, INC.

(Former Name or Former Address, If Changed Since Last Report)

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2006, the Registrant sold an aggregate of one hundred shares of Class A Voting, Convertible Preferred Stock to its directors at a price of $1 per share, as follows: Richard F. Govatski - 40 shares; Teresa B. Dickey - 40 shares; John E. Handley - 10 shares; Frank A. Reidy - 10 shares. See Item 5.03, below, for a description of the Class A Voting, Convertible Preferred Stock. The Registrant and no one acting on its behalf or to its knowledge paid any commissions or other compensation with respect to the sale of the shares. Each sale was made by the Registrant directly to the purchaser. Each purchaser had a preexisting relationship with the Registrant, and received or had access, by virtue of his or her position with the Registrant, to information on an ongoing basis about the Registrant's business, condition and prospects, financial and otherwise. The Registrant believes that each purchaser had such knowledge and experience in business and financial transactions that he or she was able to understand and evaluate the risks and merits of their investment in a high risk enterprise. A legend was placed on each certificate, prohibiting public resale of the shares, except in compliance with Rule 144. The Registrant claims exemption from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations thereunder, on grounds that none of the sales listed above involve a public offering within the meaning of the Act.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change of Fiscal Year.

On July 7, 2006, the Registrant filed a Certificate of Designation with the State of Nevada, effective when filed, creating out of its authorized but unissued two million shares of preferred stock one hundred shares of Class A Voting, Convertible Preferred Stock, each share having (i) one million votes on any matter submitted to the holders of the common stock for consideration or approval, including the election of directors, voting with the holders of the common stock as a single group; (ii) a par value of $1.00 (one dollar) per share; (iii) the right to receive dividends in pari passu with the issued and outstanding common stock, as, when and if declared; and (iv) conversion, at the election of the holder thereof, into one million shares of common stock. The Class A Voting, Convertible Preferred Stock does not have a liquidation preference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

EXHIBIT	DESCRIPTION
Exhibit 3.1(c)	Certificate of Designation for Class A Voting, Convertible Preferred Stock.*

* Filed on July 10, 2006, with the original Form 8-K filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

NEW MEXICO SOFTWARE, INC.

Date: July 11, 2006

By: /s/ Richard Govatski

Richard Govatski

Chairman of the Board of

Directors, Chief Executive

Officer and President

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
Exhibit 3.1(c)	Certificate of Designation for Class A Voting, Convertible Preferred Stock.